Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statement Nos. 333-124189, 333-127426, 333-130277, 333-142702, and 333-159330 on Form S-8, Registration Statement No. 333-214473 on Form S-8, and Registration Statement No. 333-222977 on Form S-3 of our report dated May 29, 2019 (November 12, 2019, as to the material weakness described in Management's Report on Internal Control over Financial Reporting (revised)), relating to the consolidated financial statements of Sprint Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Accounting Standard Update No. 2014-09, Revenue from Contracts with Customers (Topic 606)) and the effectiveness of Sprint Corporation and subsidiaries' internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Sprint Corporation for the year ended March 31, 2019.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
November 12, 2019